Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                    Contact: Joanne Lattanzi
                                                  First National Bank of Ipswich
                                                  (978) 356-8105

                                                  Alexander Caswell
                                                  Regan Communications
                                                  (617) 488-2885

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, May 13, 2005 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the quarter ended March 31, 2005.

The Company reported assets of $387.2 million, which represents growth of $57 million, or 17.3%, since March 31, 2004. Net loans increased $13.3 million, or 8.3%, to $172.6 million. Deposits increased $37.9 million, or 19.5%, to $232.4 million. Net income for the quarter-ended March 31, 2005 was $146,000 compared to $353,000 for the quarter-ended March 31, 2004. Basic and diluted earnings per share for the quarter-ended March 31, 2005 were both $0.07 per share.

Commenting on the Company's results, Donald P. Gill, President and Chief Executive Officer, stated, "We are pleased to report $390,000 of investment advisory fees in the first quarter of 2005 as a result of the investment management company acquisition at year-end 2004. We are also excited by the business opportunities and earnings that we anticipate as a result of the opening of the loan production office in Portsmouth, New Hampshire this quarter and the Boston branch acquisition, which is scheduled to close in June. These new business activities are expected to enhance earnings." Mr. Gill also stated, "Although pre-tax income declined 73 percent from the same quarter in 2004, primarily due to the impact of our branch expansion in 2004 and a reduction of 58 basis points in the net interest margin from the same quarter in 2004, we anticipate higher earnings in 2005, primarily due to the Boston branch acquisition and a full year of earnings from the investment management company."

Financial Highlights (un-audited)

                                    Three months ended March 31,
                               ---------------------------------------
                                     2005                   2004
                               ---------------------------------------
                                (In thousands, except per share data)

 Net income                        $    146              $    353
 Earnings per share:
    Basic                          $   0.07              $   0.20
    Diluted                        $   0.07              $   0.19
 Weighted average shares
    outstanding:
    Basic                             2,220                 1,758
    Diluted                           2,220                 1,819

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates twelve full-service offices in Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly and Cambridge, Massachusetts, and Londonderry, Manchester, Newington and Salem, New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements". Words such as "intends," "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the effect of the Bank's proposed acquisition of the Boston branch of Atlantic Bank of New York, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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